UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2019

ALPHATEC HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-52024	20-2463898
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5818 El Camino Real

Carlsbad, California 92008

(Address of Principal Executive Offices)

(760) 431-9286

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14.a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $.0001 per share	ATEC	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

On August 2, 2019, Alphatec Holdings, Inc. (the “Company”) closed an underwritten public offering (the “Offering”) of 12,535,000 shares of its common stock (the “Shares”). The Shares were sold pursuant to a purchase agreement dated July 31, 2019 (the “Purchase Agreement”), between the Company and Piper Jaffray & Co., as representative of the several underwriters named therein, at a price to the public of $4.60 per share. The closing of the Offering included the issuance and sale of 1,635,000 shares of the Company’s common stock pursuant to the full exercise of the underwriters’ option to purchase additional shares pursuant to the Purchase Agreement. The 1,635,000 option shares are included within the total number of Shares. The gross proceeds to the Company from the Offering were approximately $57.7 million, including the gross proceeds from the option shares and before deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. Piper Jaffray & Co. and Canaccord Genuity LLC acted as joint book-running managers in the Offering, and Lake Street Capital Markets, LLC acted as co-manager in the Offering. The Company intends to use the net proceeds of the Offering for general corporate purposes, including working capital, capital expenditures and continued research and development with respect to products and technologies. A portion of the net proceeds of the Offering may also be used to fund possible investments in or acquisitions of complementary businesses, products, or technologies. The Company currently does not have any agreements or commitments to complete any such transaction.

The Purchase Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the underwriters, including for liabilities under the Securities Act of 1933, as amended (the “Securities Act”), other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. In addition, pursuant to the terms of the Purchase Agreement, the executive officers, directors and the largest stockholder of the Company have entered into “lock-up” agreements with the Underwriters, which generally prohibit the sale, transfer or other disposition of securities of the Company for a 90-day period, subject to certain exceptions.

The Offering was made by means of a written prospectus supplement and accompanying prospectus forming part of a shelf registration statement on Form S-3 (Registration Statement No. 333-221085), previously filed with the Securities and Exchange Commission (“SEC”) and declared effective by the SEC on December 13, 2018, as supplemented by a registration statement on Form S-3, pursuant to Rule 462(b) under the Securities Act, filed with the SEC on July 31, 2019.

The foregoing description of the Purchase Agreement is not complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is filed herewith as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference. A copy of the opinion of Durham Jones & Pinegar, P.C., relating to the legality of the issuance and sale of the Shares in the Offering is filed as Exhibit 5.1 to this Current Report on Form 8-K.

The disclosures contained in this Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

On July 31, 2019, the Company issued a press release announcing the pricing of the Offering. The press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

On August 2, 2019, the Company issued a press release announcing the closing of the Offering and the full exercise of the underwriters’ option to purchase additional shares. The press release is filed as Exhibit 99.2 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

1.1	Purchase Agreement dated July 31, 2019

5.1	Opinion of Durham Jones & Pinegar, P.C.

23.1	Consent of Durham Jones & Pinegar, P.C. (contained in Exhibit 5.1)

99.1	Press Release dated July 31, 2019

99.2	Press Release dated August 2, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 2, 2019	ALPHATEC HOLDINGS, INC.

	By:	/s/ Jeffrey G. Black
Name: Jeffrey G. Black
Its: Chief Financial Officer